EXHIBIT 23.5

CONSENT OF SMITHERS PIRA

We hereby consent to the use in this Registration Statement on Form F-1 and any amendment thereto (including any Registration Statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended) of our name and reference to, and inclusion of data from the reports “The Future of the Personal Care Packaging to 2018” prepared by us, in such Registration Statement and to the reference to our firm under the headings “Market and Industry Data”, “Summary”, “Industry”, “Business” and any other relevant heading in the Registration Statement.

Smithers Pira

Cleeve Road, Leatherhead,

Surrey KT22 7RU

United Kingdom

July 2, 2014

By:	/s/ BILL ALLEN
Name: Bill Allen
Title: BDM